PROXY STATEMENT



MANOR INVESTMENT FUNDS, INC.
MALVERN, PA 19355
610-722-0900


Enclosed herewith is Notice of an Annual Meeting of Shareholders of Manor Investment Funds, Inc. (the "Fund"), and a proxy form solicited by the Board of Directors of the Fund. This proxy material was first mailed on August 30, 2002.

The proxy may be revoked at any time before it is exercised either by written notice to the Fund or by submitting another proxy. In addition, any shareholder may vote in person at the meeting as he/she chooses, overriding any previously filed proxies. You are requested to place your instructions on the enclosed proxy and then sign, date and return it. The cost of soliciting proxies will be borne by your Fund.

There is one class of capital stock of the Fund, all of which have equal voting rights. On August 20, 2002, the date of record, there were 464,092.762 shares outstanding, held by shareholders entitled to notice of and to vote at the meeting. In all matters each share has one vote.



ELECTION OF DIRECTORS

There are eight (8) nominees listed below who have consented to serve as directors, if elected, until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

Nominees for Election of Directors of Manor Investment Funds, Inc.


                 Fund     Director                         Shares Held    % of
Name & Age       Office   Since    Principal Occupation  as of 08/20/02  Class

Daniel A. Morris President* 1995   President             25,950.571 (1)   5.6%
     Age: 48                       Morris Capital Advisors, Inc.

Bruce Laverty    Secretary* 1995   Attorney
     Age: 41                       Valocchi,
                                   Fischer & Laverty      4,248.657 (2)   0.9%

Richard Kund                1995   Dir. New Business Dev.   514.576       0.1%
     Age: 45                       Professional Detailing, Inc.

James McFadden              1995   VP Credit Admin.       2,941.918 (3)   0.6%
     Age: 55                       MBNA Corp.

Fred Myers                  1995   CPA                   14,518.933 (4)   3.1%
     Age: 50                       Myers & Associates

Alan Weintraub              1995   Chief Tech. Officer    9,517.783 (5)   2.1%
     Age: 46                       QUMAS

Donald Thompson             2001   Network Consultant    31,212.239 (6)   6.7%
     Age: 56

Edward Szkudlapski          2001   President              8,019.954       1.7%
     Age: 45                       Eclipse Business Solutions, Inc


* Directors of the Fund defined as "interested persons" in the Investment Company Act of 1940. Mr. Morris is an "interested person" due to his position with the Fund's Investment Adviser. All other Fund officers are also "interested persons".

(1)  Includes shares held in joint tenancy with his wife, Anne, and her IRA.
(2) Includes shares held in joint tenancy with his wife, Kimberly, and her IRA.
(3) Includes shares held in his IRA, and the accounts of his wife, Marguerite.
(4) Includes shares held in joint tenancy with his wife, Deborah, and her IRA, and in his corporate profit sharing plan.
(5)  Includes shares held in joint tenancy with his wife, Abbey.
(6) Includes shares held in joint tenancy with his wife, Kimberly, and her IRA.

Shareholders have one vote for each share they own for each of nine directors of their choice. All proxies returned to the Fund, except those specifically marked to withhold authority will be cast for the nominees listed above. A majority of the votes cast, when a quorum is present, will be required to elect each director.



BOARD MEETINGS AND COMMITTEES

For 2001 the officers and directors as a group attended 75% of all board meetings. Mr. James McFadden serves as Chairman of the Audit Committee for the Board of Directors. Mr. Daniel A. Morris serves as President and Mr. Bruce Laverty serves as Secretary of the Fund. Officers are elected by the Board of Directors for a term of one year. The Board of Directors serves without remuneration.

The officers and directors of the Fund, as a group, own 96,924.631 shares, 20.9% of shares outstanding, beneficially, directly or indirectly. There is no other class of stock.



BROKERAGE

The Fund requires all brokers to effect transactions in portfolio securities in such a manner as to get prompt execution of the orders at the most favorable price. Where consistent with best price and execution, and in light of its limited resources, the Fund will deal with primary market makers in placing over-the-counter portfolio orders.

The Fund places all orders for purchase and sale of its portfolio securities through its President who is answerable to the Board of Directors. The President may select brokers who, in addition to meeting the primary requirements of execution and price, have furnished statistical or other factual information and services, which, in the opinion of management, are helpful or necessary to the Fund's normal operations. Those services may include economic or industry studies, security analysis and reports, sales literature and statistical services furnished either directly to the Fund or to the Adviser. No effort is made in any given circumstance to determine the value of these services or the amount they might have reduced Adviser expenses.

Other than as set forth above, the Fund has no fixed policy, formula, method or criteria which it uses in allocating brokerage business to brokers furnishing these materials and services. For the calendar year 2001 the Fund paid total brokerage commissions of $2,225.20 to Charles Schwab & Co. No other brokerage commissions were paid.



RATIFICATION OR REJECTION OF SELECTION OF AUDITORS

Your Board of Directors has selected, subject to shareholder approval, Claude
B. Granese, CPA to audit and certify Financial statements of the Fund for the year 2002. In connection with the audit function, Claude B. Granese will review the Fund's Annual report to Shareholders and the Fund's filings with the Securities and Exchange Commission.


The Board of Directors has adopted procedures to pre-approve the types of professional services for which the Fund may retain such auditors. As part of the approval process, the Board of Directors considers whether the performance of each professional service is likely to affect the independence of Claude B. Granese. Mr. Granese does not have any direct or material indirect financial interest in the Fund. Mr. Granese has not provided any non-auditing services to the Fund.

Mr. Granese will not be present at the meeting unless requested by a shareholder (either in writing or by telephone) in advance of the meeting. Such requests should be directed to the secretary of the Fund.




SHAREHOLDER PROPOSALS

The Fund expects to hold its next annual meeting in November 2003. Shareholder proposals may be presented at that meeting provided they are received by the Fund not later than January 4, 2003 in accordance with Rule 14a-8 under the Securities & Exchange Act of 1934 which sets forth certain requirements.




OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the meeting other than those mentioned above. Should other business come before the meeting, the proxies will be voted in accordance with the view of the Board of Directors.